Name _______________________________________

2019 Short-Term Incentive Compensation Program

You have been chosen to participate in the 2019 Short-Term Incentive Compensation Program (“STIP”) of CURO Group Holdings Corp. (the “Company”) based on your expected contributions to the Company’s financial and operational objectives in 2019.
The total amount you are eligible to earn under the STIP is ____% of actual base salary you earn in 2019 (“Total Eligible STIP Compensation”). The amount you will actually earn under the STIP, if any, will be determined based on achievement of (a) two separate Company performance objectives approved by the Company’s Compensation Committee (the “Committee”) and (b) your personal objectives approved by your manager, as follows:

1. Company Net Revenue – 40% of Total Eligible STIP Compensation (“Net Revenue STIP Compensation”).
The Company’s net revenue objective for 2019 is $[*] (“Target Net Revenue”). Awards payable under the STIP attributable to the Company’s 2019 net revenue will be based on the following:

Company Net Revenue*	STIP Award Based on Company Net Revenue
Less than 95% of Target Net Revenue	None
95% of Target Net Revenue	50% of Net Revenue STIP Compensation
95.1% to 99.9% of Target Net Revenue
50% of Net Revenue STIP Compensation plus a percentage of Net Revenue STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company net revenue exceeds 95% of the Target Net Revenue)

100% of Target Net Revenue	100% of Net Revenue STIP Compensation
100.1% to 104.9% of Target Net Revenue
100% of Net Revenue STIP Compensation plus a percentage of Net Revenue STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company net revenue exceeds the Target Net Revenue)

105% or more of Target Net Revenue	150% of Net Revenue STIP Compensation
*The Company’s net revenue as a percentage of the Target Net Revenue will be rounded to the nearest one-tenth of 1%.
2. Company Adjusted Pre-Tax Income – 40% of Total Eligible STIP Compensation (“Pre-Tax Income STIP Compensation”).
The Company’s adjusted pre-tax income objective for 2019 is $[*] (“Target Adjusted Pre-Tax Income”). Awards payable under the STIP attributable to the Company’s 2019 adjusted pre-tax income will be based on the following:

Company Adjusted Pre-Tax Income*	STIP Award Based on Company Adjusted Pre-Tax Income
Less than 90% of Target Adjusted Pre-Tax Income	None
90% of Target Adjusted Pre-Tax Income	50% of Pre-Tax Income STIP Compensation
90.1% - 99.9% of Target Adjusted Pre-Tax Income
50% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds 90% of the Target Adjusted Pre-Tax Income)

100% of Target Adjusted Pre-Tax Income	100% of Pre-Tax Income STIP Compensation
100.1% to 109.9% of Target Adjusted Pre-Tax Income
100% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds the Target Adjusted Pre-Tax Income)

110% or more of Target Adjusted Pre-Tax Income	150% of Pre-Tax Income STIP Compensation
*The Company’s adjusted pre-tax income as a percentage of the Target Adjusted Pre-Tax Income will be rounded to the nearest one-tenth of 1%.

Note: The Company reserves the right to adjust the Target Net Revenue and/or Target Adjusted Pre-Tax Income objectives to account for the financial impact of acquisitions or other significant Company events during the year.

3. Personal Objectives – 20% of Total Eligible STIP Compensation (“Personal Objectives STIP Compensation”)

If at least 95% of the Target Net Revenue or at least 90% of the Target Adjusted Pre-Tax Income is achieved, you will be eligible to receive an additional award based on achievement of personal objectives determined by you and your manager, all of which are designed to support the Company’s financial and operational objectives. Your personal objectives, and STIP incentive compensation opportunities based on these objectives, will be maintained in the Company’s Performance Center. If the Company does not achieve either (a) at least 95% of the Target Net Revenue or (b) at least 90% of the Target Adjusted Pre-Tax Income, no Personal Objectives STIP Compensation Awards will be made. If at least one of the Company objectives are met, you will be eligible for Personal Objectives STIP Compensation if you meet one or more of your personal objectives; it is not necessary to meet all of your personal objectives to earn a portion of your Personal Objectives STIP Compensation.
Your personal objectives may be revised during the year in the Company’s sole discretion, depending on (among other things) Company growth, business needs and future expectations.

General Provisions:

Form of Payment. The Company expects awards earned under the STIP to be paid in cash, less all required withholdings and deductions, no later than March 15, 2020. The Company reserves the right, in its sole discretion and as approved by the Committee, to change the form of any award earned. If you were not working in an STIP-eligible position with the Company for all of 2019 due to a change of position, you will be eligible to receive a prorated portion of the award earned under the STIP based on actual time spent in an STIP-eligible position.

Termination of Employment. To earn an award under the STIP, you must be employed by the Company for the entire performance period, unless the Committee otherwise determines, or unless otherwise provided in an employment agreement between you and the Company. If you are no longer an employee, for whatever reason, on the last date of the performance period, you shall not be deemed to have earned any award under the STIP and shall not receive any award under the STIP, unless otherwise provided in an employment agreement between you and the Company. If you are no longer employed by the Company for the entire performance period due to death or disability, the Committee may, at its discretion, determine whether you have earned an award. In no event will an award under the STIP be accelerated in the event of termination of employment, except as provided herein.

Program Termination and Amendment. The Committee may amend, modify, terminate or suspend operation of the STIP at any time. Notice of any such changes will be communicated to participants.

Benefits Not Guaranteed. Neither the establishment of the STIP nor participation in the STIP shall provide any guarantee or other assurance that an award will be payable under the STIP. There is no obligation of uniformity of treatment of employees or participants under the STIP. Your right to participate in the STIP replaces and supersedes any right you may have to a “performance-based bonus” in an employment agreement between you and the Company.

No Employment Right. Participation in the STIP does not constitute a commitment, guarantee or agreement that the Company will continue to employ you and this STIP shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the STIP shall be determined in accordance with the laws of the State of Kansas without giving effect to conflicts of law principles.

Severability. The provisions of the STIP are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the STIP to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.